Exhibit 99.1

(Incorporated in Bermuda with limited liability)

FOR IMMEDIATE RELEASE

TALBOTS AND LI & FUNG ENTER INTO EXCLUSIVE GLOBAL SOURCING AGENCY AGREEMENT

Hingham, MA, August 13, 2009 -- The Talbots, Inc. (NYSE:TLB) and Hong Kong-based global consumer goods exporter Li & Fung Ltd. (SEHK: 494) today announced that they have entered into a buying agency agreement whereby Li & Fung will act as the exclusive global apparel sourcing agent for the Talbots brand. As part of the agreement, Li & Fung will serve as the exclusive agent for substantially all Talbots apparel products. Li & Fung will also be non-exclusive agent for swimwear, intimate apparel, footwear, jewelry, handbags and accessories. Going forward, Talbots will pay an agency commission on its product purchases through Li & Fung.

Trudy F. Sullivan, Talbots President and Chief Executive Officer, commented, “We have made tremendous strides over the past year executing our long-range strategic plan, and we believe that this partnership with Li & Fung represents another significant step towards enhancing our operating performance. By leveraging Li & Fung’s position as a best-in-class sourcing agent, we will be able to simplify and centralize our sourcing activities, which we anticipate will further reduce our costs of goods sold and internal operating expenses, while improving our time to market. Together with Li & Fung, we plan to develop a single, world-class supply chain organization that will strengthen our competitive position.”

Mr. Bruce Rockowitz, President of Li & Fung (Trading) Limited, said, “We are delighted to see the execution of this strategic outsourcing deal with Talbots today. Under Talbots new leadership, we see great potential for their business going forward.  With our strong network of over 80 offices in over 40 economies, we are confident that our dedicated merchandising team will be able to further strengthen the positioning of the Talbots brand as we deliver the highest quality products.”

The new buying agency arrangement with Li & Fung will go into effect in September 2009.

About The Talbots, Inc.

The Talbots, Inc. is a leading specialty retailer and direct marketer of women’s apparel, shoes and accessories. At the end of first quarter 2009, the Company operated 586 Talbots brand stores in 47 states, the District of Columbia, and Canada. Talbots brand on-line shopping site is located at www.talbots.com.

About Li & Fung

Li & Fung Limited is the world's leading consumer goods supply chain management company, managing the supply chain for retailers and brands worldwide. Headquartered in Hong Kong, the Group services its customers globally through a sourcing network of over 80 offices in more than 40 economies.  Corporate website: www.lifung.com.

Forward-looking Information

The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. This forward looking information may be identified by such forward-looking terminology as “expect,” “anticipate,” “will,” or similar statements or variations of such terms. Our forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve significant risks and uncertainties, including the following:  risks associated with the appointment of and transition to a new sourcing agent and that anticipated benefits and cost savings from this arrangement may not be realized or may take longer to realize than expected; the impact of the continued significant deterioration in the U.S. economic environment, including continued negative impact on consumer discretionary spending, the disruption and significant tightening in the U.S. credit and lending markets, recessionary pressures, increasing unemployment and fluctuations in energy prices and in the value of the U.S. dollar; significant impact of global financial crisis in the retail/consumer industry; the success and customer acceptance of our new merchandise offerings including our seasonal fashions and merchandise offerings; our ability to accurately estimate and forecast future regular-price and markdown selling and operating cash flow; achieving the Company’s sales plan for the balance of the year, achieving the Company’s operating cash flow plan for the year; successfully executing the Company’s strategic initiatives, including supply chain initiatives, anticipated lower inventory levels, expected operating expense and other cost reductions, the success of the new promotional cadence for the Talbots brand, reduced markdown exposure and improved gross margins and the successful closing of underperforming stores; continued ability to purchase merchandise on open account purchase terms at expected levels; obtaining letter of credit facilities for merchandise purchases from vendors who require such facilities; the Company’s credit facilities and its ability to have access on satisfactory terms to adequate credit and sources of liquidity necessary to fund its operations and to obtain any necessary increases in its credit facilities as may be needed from time to time; and the Company’s ability to reduce spending as needed.  The reader is urged to consider all such factors. If these or other significant risks and uncertainties occur, or if our estimates or underlying assumptions prove inaccurate, our actual results could differ materially. In light of the uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved.

All of our forward-looking statements are as of the date of this Form 8-K only.  The Company can give no assurance that such expectations or forward-looking statements will prove to be correct. Actual results may differ materially from our forward-looking statements. Except as may be required by law or SEC rule or requirement, the Company does not undertake or plan to update or revise any such forward-looking statements to reflect changes in plans, assumptions, expectations, or other circumstances occurring after the date of this Form 8-K, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized.

Any public statements or disclosures by the Company following this Form 8-K which modify or impact any of the forward-looking statements contained in or accompanying this Form 8-K will be deemed to modify or supersede such statements in or accompanying this Form 8-K.

The Talbots, Inc.	Media Relations Contact:
Investor Relations Contact:	Melissa Jaffin/Jessica Liddell
Julie Lorigan	Berns Communications Group
The Talbots, Inc.	Investor/Media Relations
Senior Vice President, Investor and Media Relations	(212) 994-4660
(781) 741-7775

Li & Fung
Media Contact:
Sue So, GolinHarris	Annie Leung, GolinHarris
Tel: +852 2501 7984	Tel: +852 2501 7918
sue.so@golinharris.com	annie.leung@golinharris.com